Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RECORD MICROARRAY VOLUMES FOR 2013 SECOND QUARTER

Prenatal Microarray Testing Volumes Grew 156% in Second Quarter;

Record Cash Reimbursement; Company Expects to Regain

Compliance with Nasdaq Stockholders’ Equity Requirement

IRVINE, California, August 7, 2013 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, reported today that total revenues for the second quarter and first six months of 2013 increased to $1.5 million and $3.1 million, respectively, up 15 percent and 21 percent from the second quarter and first six months of 2012, respectively.  Revenues from the Company’s core prenatal microarray testing markets grew by 152 percent in the second quarter of 2013 over the corresponding period in 2012, and by 159 percent year-over-year for the first six months. Prenatal microarray volumes grew by 156 percent and 171 percent in the same periods, respectively.  The Company performed a total of 1,485 billable diagnostic tests for 125 customers in the second quarter of 2013, compared to 1,459 tests for 116 customers in the second quarter of 2012.

Last year, the Company announced that it would direct resources to build on its advantageous position and success in the prenatal and pediatric markets, while in oncology, it would focus almost exclusively on laboratory partnerships and de-emphasize direct oncology efforts.  In addition, the Company has announced that technology advancements and the continued acceptance of microarray testing as an emerging standard would allow the Company to eliminate focus on older testing technologies to focus on microarray testing.  Prenatal microarray testing revenues in the second quarter and first half of 2013 were $836,000 and $1.7 million, respectively, as compared to $331,000 and $645,000 in the 2012 periods.

CombiMatrix President and Chief Executive Officer Mark McDonough said, “We believe the quality of our testing platform and the service commitment of our organization are making it possible to succeed on multiple commercial fronts.  Growth in our microarray volumes, positive coverage decisions at multiple third-party payors and the recently announced partnership with Sequenom provides evidence of that progress.  In addition, we are driving the fastest growth in the most important and highest margin segment of our business — prenatal microarray testing.”

“We intend to become the premier independent laboratory focusing on delivering microarray technologies,” continued McDonough.  “As we continue to secure partners in the marketplace that recognize the value and flexibility we provide in offering microarray services, we will also continue to build out our commercial team to take advantage of broadening geographies and the dynamic caused by all of the recent positive clinical trial data supporting microarray testing.”

Total operating expenses were $3.0 million and $6.2 million for the second quarter and first six months of 2013, representing reductions of 9% and 10% from the comparable prior periods’ total operating expenses of $3.3 million and $7.0 million, respectively.  The reductions were primarily due to the Company’s cost-cutting activities and organizational shift in mid-2012 to focus resources more fully on its core prenatal markets.  CombiMatrix CFO Scott Burell said, “We have successfully controlled costs and reduced our need for cash in recent quarters.  That discipline, combined with record cash reimbursement levels, the recent financing activities and common stock warrant exercises, have provided us with the highest cash balance we have had in more than 6 quarters.”

Net loss was $(121,000), or $(0.03) per basic and diluted share, in the second quarter of 2013, compared to $(2.0 million), or $(1.90) per basic and diluted share, in the second quarter of 2012.  Net loss was $(169,000), or $(0.06) per basic and diluted share, in the first six months of 2013, compared to $(4.4 million), or $(4.11) per basic and diluted share, in the first six months of 2012. The decrease in net loss for all periods presented was partially due to higher revenues and lower operating expenses previously discussed, but was primarily driven by non-cash, warrant derivative gains of $1.4 million and $3.3 million for the three and six months ended June 30, 2013, respectively.  Under generally accepted accounting principles, warrants that were issued as part of the Company’s Series A convertible preferred stock financing in the fourth quarter of 2012 are classified as derivative liabilities at fair value, with changes to fair value recognized as non-operating gains or charges in the consolidated statements of operations at each balance sheet date.  Primarily as a result of certain warrant exercises during the first and second quarters of 2013, the value of the derivative warrant liabilities has decreased by a combined $3.3 million since December 31, 2012, resulting in corresponding gains to the 2013 consolidated statements of operations.

Net loss attributable to common shareholders for the three and six months ended June 30, 2013 was $(1.3 million), or $(0.37) per basic and diluted share, and $(2.1 million), or $(0.69) per basic and diluted share, respectively.  Net loss attributable to common shareholders includes deemed dividends from the issuance of Series B and C convertible preferred stock of $417,000 and $1.2 million, respectively, in the first six months of 2013.

Cash and cash equivalents totaled $5.7 million as of June 30, 2013 compared to $2.4 million as of December 31, 2012.  Cash used in operating activities was $(1.2 million), $(2.8 million), $(1.5 million) and $(3.1 million) for the three and six months ended June 30, 2013 and 2012, respectively, and is lower for all periods presented due to higher revenues and cost-containment efforts discussed above.  The Company achieved the highest quarterly cash reimbursements in its history of $1.5 million in the 2013 second quarter, despite industry-wide shifts in reimbursement codes.

As previously reported, the Company completed a Series C convertible preferred stock financing in two tranches during the 2013 second quarter, which resulted in gross proceeds of $2.4 million.  In addition, proceeds from the exercise of certain common stock warrants provided an additional $1.4 million of cash proceeds during the 2013 second quarter.  Combined with first quarter financing activities, the Company has received cash proceeds from Series B and C financings and warrant exercises of $6.4 million, net of offering-related costs paid through June 30, 2013.  Management believes that it now has sufficient cash resources to last into the third quarter of 2014.  In addition, by achieving $5.7 million of stockholders’ equity as of June 30, 2013, the Company believes it satisfies the Nasdaq listing requirement for minimum stockholders’ equity and expects to regain compliance with this listing requirement after filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.  There can be no assurance, however, that the Company will be able to maintain compliance with such listing requirement in the future.  On July 22, 2013, as a result of the appointment of Robert Hoffman to the Company’s Board of Directors, Nasdaq notified the Company that it had regained compliance with the requirement to have a majority of independent directors.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the second quarter 2013 financial results.  To attend the presentation by phone, dial 1-888-364-3108 for domestic callers and 1-719-325-2452 for direct dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 6677286.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care.  CombiMatrix specializes in miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies.  CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized FISH, and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, the ability to regain compliance with Nasdaq listing requirements, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; the possibility that Nasdaq will determine that the we have not regained compliance with the stockholders’ equity listing requirement due to perceived long-term factors; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
Mark McDonough	John Baldissera
President & CEO, CombiMatrix Corporation	BPC Financial Marketing
Tel (949) 753-0624	Tel (800) 368-1217

Media Contact:
Len Hall
VP, Media Relations
Allen & Caron
Tel (949) 474-4300
len@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues
Diagnostic services	$1,445	$1,252	$3,031	$2,496
Royalties	55	54	80	79
Total revenues	1,500	1,306	3,111	2,575

Operating expenses:
Cost of services	851	677	1,788	1,336
Research and development	177	342	360	792
Sales and marketing	695	679	1,336	1,552
General and administrative	1,251	1,569	2,624	3,143
Patent amortization and royalties	66	66	126	142
Total operating expenses	3,040	3,333	6,234	6,965
Operating loss	(1,540)	(2,027)	(3,123)	(4,390)
Other income (expense):
Interest income	1	—	1	1
Interest expense	(19)	(6)	(321)	(12)
Warrant derivative gains	1,437	—	3,274	—
Total other income (expense)	1,419	(6)	2,954	(11)
Net loss	$(121)	$(2,033)	$(169)	$(4,401)

Series A convertible preferred stock dividends	$—	$—	$(246)	$—
Series C convertible preferred stock dividends	(11)	—	(11)	—
Deemed dividends from issuing Series B convertible preferred stock	—	—	(417)	—
Deemed dividends from issuing Series C convertible preferred stock	(1,213)	—	(1,213)	—
Net loss attributable to common stockholders	$(1,345)	$(2,033)	$(2,056)	$(4,401)

Basic and diluted net income (loss) per share	$(0.03)	$(1.90)	$(0.06)	$(4.11)
Series A convertible preferred stock dividends	—	—	(0.08)	—
Deemed dividends from issuing Series B convertible preferred stock	—	—	(0.14)	—
Deemed dividends from issuing Series C convertible preferred stock	(0.34)	—	(0.41)	—
Basic and diluted net loss per share attributable to common stockholders	$(0.37)	$(1.90)	$(0.69)	$(4.11)

Basic and diluted weighted average common shares outstanding	3,547,709	1,070,384	2,934,653	1,070,384

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	December 31,
	2013	2012

Total cash and cash equivalents	$5,724	$2,372
Total assets	$8,603	$5,180
Total liabilities	$2,934	$5,905
Total stockholders’ equity	$5,669	$(1,119)